EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD HOSPITALITY TRUST ANNOUNCES PARTIAL
EXERCISE OF UNDERWRITER’S OPTION

DALLAS, February 10, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) ("Ashford Trust" or the "Company") today announced the Company’s underwriter has exercised in part its option to purchase additional shares of common stock in connection with its previously announced offering of common stock. The underwriter exercised its option to purchase an additional 1,029,450 shares of common stock from the Company at a price of $10.65 per share less the underwriting discount. In total, the Company sold 10,529,450 shares of common stock.

Robert W. Baird & Co. Incorporated served as sole underwriter for the offering.

A registration statement relating to the shares is effective with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the offered shares or any other securities, nor will there be any sale of such shares or any other securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

The offering was made only by means of a prospectus supplement and the related base prospectus, which have been filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and the related base prospectus may be obtained from Robert W. Baird & Co. Incorporated, Attn: Syndicate Department, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Telephone: (800) 792-2473, Email: syndicate@rwbaird.com, or on the internet site of the Securities and Exchange Commission at www.sec.gov.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the terms and size of the offering and the use of proceeds from the offering. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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